Exhibit 5.1

October 23, 2013

Board of Directors
Apple REIT Nine, Inc.
814 East Main Street
Richmond, Virginia 23219

Dear Members of the Board of Directors:

We have acted as counsel to Apple REIT Nine, Inc., a Virginia corporation (the “Company”), in connection with the preparation of a registration statement on Form S-4 (File No. 333-191084) to which this opinion is an exhibit (the “Registration Statement”), which is filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of 179,664,580 common shares of the Company (the “Shares”), in connection with the mergers contemplated by the Agreement and Plan of Merger, dated as of August 7, 2013, as amended (the “Merger Agreement”), among Apple REIT Seven, Inc., a Virginia corporation, Apple REIT Eight, Inc., a Virginia corporation, the Company, Apple Seven Acquisition Sub, Inc., a Virginia corporation, and Apple Eight Acquisition Sub, Inc., a Virginia corporation. Terms not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

We have reviewed originals or copies of (i) the Articles of Incorporation, Bylaws and other corporate documents of the Company, (ii) certain resolutions of the Board of Directors of the Company, (iii) the Registration Statement and the joint proxy statement/prospectus included therein and (iv) the Merger Agreement. In addition, we have reviewed such other documents and have made such legal and factual inquiries as we have deemed necessary or advisable for purposes of rendering the opinion set forth below.  As to matters of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and officers of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Atlanta | Austin | Baltimore | Brussels | Charlotte | Charlottesville | Chicago | Houston | Jacksonville | London
Los Angeles | New York | Norfolk | Pittsburgh | Raleigh | Richmond | Tysons Corner | Washington, D.C. | Wilmington

Based upon and subject to the foregoing, we are of the opinion that the Shares to be registered under the Registration Statement have been duly authorized and, when issued in accordance with the terms and conditions set forth in the Merger Agreement, will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Virginia Stock Corporation Act.

We hereby consent to the references to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ McGuireWoods LLP